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                                                                   Exhibit 10.25


                             SEPARATION AGREEMENT
                             --------------------

     It is hereby agreed by and between Robert Dowski ("Dowski") and TeleCorp PCS, Inc. and TeleCorp Communications, Inc. (collectively "TeleCorp") for good and sufficient consideration more fully described below ("Agreement"), that:

1.   Employment Status.

     Dowski's employment with TeleCorp shall cease on March 8, 1999 (the "Separation Date"). Dowski's regular salary and benefits will likewise cease as of the Separation Date, including any entitlement he had or might have had under any TeleCorp provided benefit programs, except as required by federal or state law or otherwise described below. The Separation Date shall be the date of the "qualifying event" under the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), and Dowski will receive COBRA information under separate cover.

2.   Consideration

     In consideration of Dowski's agreement in paragraphs 8(c), 5(a), 6 and 7, and the other consideration provided herein, and provided that Dowski shall not have taken any action to revoke this agreement, TeleCorp will make the following payments.

     a. TeleCorp will pay Dowski Seventeen Thousand Five Hundred Dollars ($17,500) a month for the twelve months following the Separation Date in accordance with TeleCorp's normal payroll practices beginning on the next regularly scheduled payday, but not before the expiration of the seven (7) day waiting period as set forth in paragraph 10. All amounts set forth in this
Section 2 are subject to applicable (if any) federal, state and local withholding, payroll and other taxes.

     b. TeleCorp will pay Dowski a lump sum payment of One Hundred and Five Thousand Dollars ($105,000) representing his 1998 bonus, such payment to be made on the same date as TeleCorp pays its 1998 bonuses to its other employees, but not before the expiration of the seven (7) day waiting period as set forth in paragraph 10.

     c. TeleCorp will pay Dowski together with his next regular paycheck a lump sum equal to his earned but unpaid vacation, including any amounts carried over from 1998, in accordance with TeleCorp's vacation payment policy.

     d. TeleCorp will reimburse Dowski a total of $4,300 (after tax) in accordance with TeleCorp's relocation policy in payment for his February and March duplicate housing relocation benefit.

     e. TeleCorp will pay Dowski, within a reasonable period of time after Dowski's submission of documentation reasonably acceptable to TeleCorp, a lump sum equal to the total outstanding amounts due to Dowski for travel and expense reimbursement, net of any amounts due TeleCorp, in accordance with TeleCorp's reimbursement policies; provided, however, that
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within a reasonable period of time after execution of this Agreement, TeleCorp's
Audit Committee will commission an audit of Dowski's expenses as charged by Dowski to TeleCorp's company credit card(s). Any and all expenses that the Audit Committee determines are personal in nature (collectively, "Dowski Personal Expenses") will be offset against any reimbursable amounts due to Dowski hereunder. In the event that the Dowski Personal Expenses exceed the total reimbursable amounts due to Dowski under this Section 5(e), such excess amount shall be offset against amounts due to Dowski elsewhere under this Agreement.

     f. To the extent that Dowski is not eligible for coverage under benefit plans of subsequent employers, Dowski will continue to be covered for a period of twelve months after the Separation Date at the expense of TeleCorp by the same or equivalent hospital, medical, and dental coverage as Dowski was covered by immediately prior to the Separation Date.

     g. Within seven (7) business days after TeleCorp receives this Agreement executed by Dowski, TeleCorp will:

          (i) Pay Dowski $18.93 in the aggregate for the repurchase of his Extraordinary Event Shares, Supplemental Shares and nonvested Base Shares; and

          (ii) Pursuant to the Share Grant Agreement dated July 16, 1998, TeleCorp will issue stock certificates to Dowski representing 139.448 shares of Class A voting common stock and 136.948 shares of Series E Preferred Stock, respectively.

The shares to be issued as set forth above will continue to be restricted in accordance with the Stockholders' Agreement by and among Dowski, TeleCorp PCS, Inc. and certain other stockholders dated July 17, 1998.

3.   Settlement of Amounts Due

     The amounts set forth in Section 2 shall be complete and unconditional payment, settlement, satisfaction and accord with respect to all obligations and liabilities of TeleCorp to Dowski, and with respect to all claims, causes of action and damages that could be asserted by Dowski against TeleCorp arising out of Dowski's employment with and separation of employment with TeleCorp, including, without limitation, all claims for wages, back wages, salary, vacation pay, draws, commissions, bonuses, compensation, professional expenses, severance pay, attorney's fees, compensatory damages, special damages, reliance damages, punitive damages, treble damages, consequential damages, exemplary damages, emotional distress damages, or other costs or sums.


4.   Prior Agreements

     TeleCorp and Dowski hereby incorporate herein by reference sections 8, 9, and 10 of the Employee Agreement by and between Dowski and TeleCorp PCS, Inc., dated July 17, 1998 as subsequently assigned to TeleCorp Communications, Inc., (the "Employee Agreement") in their entirety as if fully set forth herein. The term "Company" as used in the Employee Agreement shall be herein interpreted synonymously with the term "TeleCorp" as TeleCorp is defined in

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section 5 below. Except as set forth above in this Section 4, this Agreement shall supersede the Employee Agreement.

5.   Release

     a.   By Dowski

     In exchange for the amounts described in Section 2 and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Dowski and his representatives, agents, estate, successors and assigns, absolutely and unconditionally hereby release and forever discharge TeleCorp (which for purposes of this Section 5(a) shall hereinafter be defined to include without limitation TeleCorp, its parents and/or any of its subsidiaries, affiliates, their respective successors, assigns, shareholders/stockholders, officers, directors, representatives, attorneys, employees and/or agents in both their individual and official capacities) from any and all actions or causes of action, suits, claims, complaints, obligations, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, accrued or unaccrued, which arise out of Dowski's employment with TeleCorp, the separation thereof or the aforementioned repurchase of the Extraordinary Event, Supplemental and Base Shares pursuant to the Share Grant Agreement between TeleCorp PCS, Inc and Dowski dated July 16, 1998. This release is intended by Dowski to be all-encompassing and to act as a full and total release of all claims known or unknown that Dowski may have or has had against TeleCorp, including, but not limited to, (a) claims under any federal or state law, statute or regulation dealing with either employment discrimination, including both federal and state laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual preference, national origin, handicap status or status as a disabled veteran; (b) any contract whether oral or written, express or implied; and/or (c) at common law.

     b.   By TeleCorp

     For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, TeleCorp [which for purposes of this Section 5(b) shall hereinafter be defined to include without limitation, its parents and/or any of its subsidiaries, affiliates, their respective successors, assigns, shareholders/stockholders, officers, directors, representatives, attorneys, employees and/or agents in both their individual and official capacities] absolutely and unconditionally hereby releases and forever discharges Dowski and his representatives, agents, estate, successors and assigns, from any and all actions or causes of action, suits, claims, complaints, obligations, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arise out of Dowski's employment by TeleCorp or the separation thereof or the aforementioned repurchase of the Extraordinary Event, Supplemental and Base Shares pursuant to the Share Grant Agreement between TeleCorp PCS, Inc and Dowski dated July 16, 1998. This release is intended by TeleCorp to be all-encompassing and to act as a full and total release of any claims known or unknown that TeleCorp may have or has had against Dowski, including, but not limited to, claims arising under the parties Employee Agreement dated July 17, 1998, except those specifically reserved herein, which TeleCorp does not waive and expressly reserves.

6.   Non-Disparagement and Confidentiality

     Dowski and TeleCorp agree not to make any negative or adverse remarks whatsoever concerning each other, including, but not limited to, negative remarks concerning TeleCorp's operations, marketing strategies, management, affairs, or financial conditions or concerning Dowski's job competence, performance or reasons for separation. Dowski and TeleCorp agree they shall not divulge or publish any information whatsoever regarding the fact of, substance, terms or existence of this Agreement and/or any discussions or negotiations relating to this Agreement to any person or organization.

     Any disclosure of the terms, circumstances, negotiations, or fact of this Agreement shall be deemed a violation of this Agreement and shall entitle the party proving such a disclosure to all damages it proves as a result of such breach and reasonable attorney's fees. This provision is not intended to interfere with nor to prevent Dowski's legal obligation to fully and completely respond to a subpoena. Notwithstanding anything to the contrary in this Section 6, this Agreement shall not prohibit the disclosure of any amounts paid or to be paid by any party as a result of this Agreement to its accountants, bookkeepers, attorneys, or tax consultants nor shall it prohibit any party from taking any legal action necessary to enforce this Agreement or exercise any rights hereunder, provided such parties agree to maintain the non-disparagement and confidentiality provisions of this Agreement.

7.   Non-solicitation

     Dowski agrees that for a period of one year from the effective date of this Agreement, he will not (a) attempt to employ or employ; (b) attempt to assist in employing or recommend the employment of; or (c) otherwise interfere with the employment of any employee of TeleCorp while that employee is employed by TeleCorp; provided that Dowski shall be free to provide, upon the request of a TeleCorp employee who reported directly to, or was directly supervised by, Dowski, a personal recommendation for future employment of such employee by a company with which Dowski has no relation whether as a shareholder (other than ownership of less than one percent of the common stock of a publicly-traded company), director, employee, consultant or otherwise; provided further that Dowski's recommendation is consistent with the spirit and terms of this Section 7.


8.   Transition Matters

     a. TeleCorp and Dowski hereby agree that for a period of three months after the Separation Date, TeleCorp will maintain Dowski's voice-mail box and e-mail address, forwarding all e-mail messages electronically to his home no less often than once every other day. TeleCorp and Dowski hereby further agree that Dowski may retain use of his current lap top computer, printer and company-provided fax machine for a period of up to three months to assist

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in transition activities; provided that upon expiration of such three month period Dowski shall promptly deliver such equipment to TeleCorp. TeleCorp and Dowski hereby further agree that Dowski may retain possession permanently of the mobile phone supplied to him by TeleCorp; provided that, the billing account for such phone shall be transferred to Dowski and he shall assume personal liability for the payment of such bill for all charges occurring after the Separation Date.

     b. TeleCorp will provide Dowski continuation of his duplicate housing relocation benefit of $2,150 (after tax) per month, in accordance with TeleCorp's relocation policy for the months of April through July, 1999, in consideration of ongoing transition support.

     c. Dowski hereby agrees that he shall use his best efforts to assist TeleCorp in transitioning his position and current projects at TeleCorp to a successor or other TeleCorp employees, including without limitation, Dowski shall assist TeleCorp in completing TeleCorp's ten-year financial model as outlined by TeleCorp's senior management.

9.   Representations and Governing Law

     a. This Agreement represents the complete and sole understanding between the parties, and supersedes any and all other agreements and understandings regarding Dowski's employment and the separation thereof whether oral or written.

     b. This Agreement may not be modified, altered or rescinded except upon written consent of TeleCorp and Dowski. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, and parts thereof, of this Agreement as the same are declared to be severable.

     c. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia.

     d. Dowski acknowledges that he has had twenty-one (21) days to review this Agreement prior to execution of the same and he represents that he has consulted with such attorneys, accountants, and other advisors as he has deemed necessary and appropriate in connection with the negotiation and execution of this Agreement, and is fully aware of the legal consequences of this Agreement. Dowski does not rely on any representation, promise or inducement made by TeleCorp with the exception of the consideration described in this Agreement.

10.  Effective Date

     Dowski may revoke this Agreement during the period of seven (7) days following the execution by Dowski and this Agreement shall not become effective or enforceable until this revocation period has expired.

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               [Remainder of this Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the undersigned has executed this Agreement on the dates shown below.

                                    /s/ Robert Dowski
Date: March 8, 1999                 -----------------------------
      -------------------           Robert Dowski


                                    TELECORP COMMUNICATIONS, INC.

Date: March 8, 1999                 BY: /s/ Thomas Sullivan
      -------------------               ----------------------------
                                    ITS: President
                                         ---------------------------


                                    TELECORP PCS, INC.

                                    BY: /s/ Thomas Sullivan
                                        ----------------------------
                                    ITS: Executive Vice President
                                         ---------------------------

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